As filed with the Securities and Exchange Commission on March 21, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MATTEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-1567322

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 Continental Boulevard

El Segundo, California 90245-5012

(Address of Principal Executive Offices) (Zip Code)

MATTEL, INC. DEFERRED COMPENSATION AND PIP EXCESS PLAN

AND

MATTEL, INC. DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

(Full title of the plan)

Andrew M. Paalborg, Esq.

Vice President, Assistant General Counsel and Assistant Secretary

Mattel, Inc.

333 Continental Boulevard

El Segundo, California 90245-5012

(Name and address of agent for service)

(310) 252-2000

(Telephone number, including area code, of agent for service)

Copy to:

Regina M. Schlatter, Esq.

Latham & Watkins LLP

650 Town Center Drive, Suite 2000

Costa Mesa, CA 92626

(714) 540-1235

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” or a “smaller reporting company” in Rule 12-b2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company.)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Deferred Compensation Obligation(1)	$100,000,000 $2,000,000	100% 100%	$100,000,000 $2,000,000	$13,640 $273
Common Stock, par value $1.00 per share(4)	500,000 shares	$41.80	$20,900,000	$2,851

Total				$16,764

(1)	The deferred compensation obligations to which this registration statement (the “Registration Statement”) relates (the “Deferred Compensation Obligations”) arise under the Mattel, Inc. Deferred Compensation and PIP Excess Plan, as amended (the “Plan”) and the Mattel, Inc. Deferred Compensation Plan for Non-Employee Directors, as amended (the “Directors Plan” and together with the Plan, the “Plans”) and are unsecured obligations of Mattel, Inc. (“Mattel”) to pay deferred compensation in the future in accordance with the terms of the Plans.

(2)	The registered amounts are comprised of (A) $100,000,000 Deferred Compensation Obligations under the Plan and (B) $2,000,000 Deferred Compensation Obligations and 500,000 shares of Mattel’s common stock, par value $1.00 per share (“Common Stock”) under the Directors Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), the amount of deferred compensation obligations registered is based on an estimate of the amount of compensation that may be deferred under the Plans. As to the Common Stock, the proposed maximum aggregate offering price is based on the average of the high and low sales price of Mattel’s Common Stock ($41.80), as reported on the Nasdaq Stock Market on March 19, 2013, pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

(4)	The shares of Common Stock are distributable under the Directors Plan in accordance with the Directors Plan provisions. In the event of a stock split, stock dividend, or similar transaction involving Mattel’s Common Stock, the number of shares registered hereby shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Registration of Additional Securities

Mattel has previously registered (A) $100,000,000 Deferred Compensation Obligations and 249,128 shares of Mattel Common Stock under the Plan and $1,000,000 Deferred Compensation Obligations and 199,303 shares of Mattel Common Stock under the Directors Plan pursuant to a Registration Statement on Form S-8 filed with the Commission on May 31, 2002, Registration No. 333-89458, (B) $1,000,000 Deferred Compensation Obligations and 200,000 shares of Mattel Common Stock under the Directors Plan pursuant to a Registration Statement on Form S-8 filed with the Commission on November 16, 2007, Registration No. 333-147472, and (C) 500,000 shares of Mattel Common Stock under the Plan pursuant to a Registration Statement on Form S-8 filed with the Commission on February 24, 2010, Registration No. 333-165046 (collectively, the “Prior Registration Statements”). Under this Registration Statement, Mattel is registering an additional $100,000,000 Deferred Compensation Obligations under the Plan and $2,000,000 Deferred Compensation Obligations and 500,000 shares of Common Stock under the Directors Plan in accordance with the Plans provisions.

Except as updated below, the contents of the Prior Registration Statements are incorporated by reference herein to the extent not modified or superseded thereby or by any subsequently filed document that is incorporated by reference herein or therein.

Item 4.	Description of Securities.

The Common Stock being registered hereunder has been registered pursuant to Section 12 of the Exchange Act.

The following descriptions of the Deferred Compensation Obligations of Mattel under the Plans are qualified by reference to the Plans. Capitalized terms used in this Item 4 and not otherwise defined in this Registration Statement shall have the respective meanings attributed to such terms in the Plans.

The Deferred Compensation Obligations incurred by Mattel under the Plans are unsecured general obligations of Mattel, and will rank equally with other unsecured and unsubordinated indebtedness of Mattel, from time to time outstanding, payable from the general assets of Mattel.

Mattel, Inc. Deferred Compensation and PIP Excess Plan

Under the Plan, Mattel provides for a select group of management and highly compensated employees of Mattel with deferred compensation benefits through deferrals of salary and incentive compensation and Company contributions. This Plan is also designed to provide for benefits that cannot be provided under the Mattel, Inc. Personal Investment Plan and/or any other qualified defined contribution retirement plan of Mattel due to the limitations of Code Sections 401(a)(17), 401(k)(3), 401(m), 402(g) and 415(c).

The Plan provides eligible individuals with the opportunity in each election period to elect to defer up to 75% (effective January 1, 2009) of his or her base salary and up to 100% of his or her bonus or other discretionary payments, which percentages may be amended by the Plan administrator from time to time. The portion of the participant’s compensation that is deferred depends on the participant’s election in effect with respect to his or her elective contributions under the Plan. In addition, Mattel makes certain automatic and a matching contribution to the participant’s account and may contribute an additional amount at any time or times during the plan year. Mattel maintains separate bookkeeping accounts for each participant.

The amounts in each participant’s accounts represent an obligation of Mattel to pay the participant at some time in the future. The amount that Mattel is required to pay under the terms of the Plan is equal to the deferrals made by the participant and the contributions made by Mattel, as adjusted for the hypothetical gains and losses attributable to the deemed investment(s) of the participant’s investment option(s) which are credited to the participant’s Account. The deemed investments for participants’ Accounts may be varied from time to time at the discretion of the Committee. Generally, a participant is immediately vested in the deferrals and Mattel contributions (and income and gain attributable thereto), except any additional discretionary contributions made by Mattel during the plan year may be subject to certain vesting restrictions as determined by the administrator of the Plan.

The amounts payable to participants under the Plan are distributed in accordance with the distribution provisions of the Plan. Generally, such distributions are made upon termination of employment, death, disability, retirement or a scheduled date while employed. Participants may also be entitled to an early distribution in limited situations and certain hardship distributions. Distributions are payable in annual installments and/or a single lump sum payment, depending on the underlying circumstances of the distribution. Distributions are generally made in cash; provided, however, that participants who have their accounts invested in a hypothetical Mattel stock account will receive distributions from such account in the form of whole shares of Mattel Common Stock and cash for any partial shares. On a Change in Control (as defined in the Plan) participants will receive a distribution of all amounts remaining in his or her account in a lump sum payment and all deferrals shall cease.

Mattel reserves the right to amend or terminate the Plan, provided that such amendment or termination does not result in any reduction of a participant’s account balance, including previous earnings or losses, as of the date of such amendment or termination.

Mattel, Inc. Deferred Compensation Plan for Non-Employee Directors

Under the Directors Plan, Mattel provides non-employee directors of Mattel with deferred compensation benefits through deferrals of amounts (the “Compensation”) earned for service as a member of the Board of Directors of Mattel (the “Board”) (including amounts earned for service as a member of a committee of the Board and any restricted stock unit awards).

The Directors Plan provides eligible individuals with the opportunity in each election period to elect to defer up to 100% of his or her Compensation. The portion of the participant’s Compensation that is deferred depends on the participant’s election in effect with respect to his or her elective contributions under the Directors Plan. Mattel maintains separate bookkeeping accounts for each participant.

The amounts in each participant’s account represent an obligation of Mattel to pay the participant at some time in the future. The amount that Mattel is required to pay under the terms of the Directors Plan is equal to the deferrals made by the participant, as adjusted for the hypothetical gains and losses attributable to the deemed investment(s) of the participant’s investment option(s) which are credited to the participant’s account. The deemed investments options for participants include a Stock Equivalent Sub-Account and a Restricted Stock Unit Sub-Account and, prior to January 1, 2009, an Interest Accrual Account. Effective January 1, 2009, no new deferrals are credited to the Interest Accrual Account. A participant is immediately vested in his or her deferrals (and income and gain attributable thereto), except for any amounts credited to a participant’s Restricted Stock Unit Sub-Account, which shall be subject to the original vesting terms of the underlying restricted stock unit award.

The amounts payable to participants under the Directors Plan are distributed in accordance with the distribution provisions of the Directors Plan. Generally, such distributions are made during the participant’s lifetime (either on a participant’s termination of service with Mattel or a specified date while providing services to Mattel) or in the event of his or her death. Distributions are payable in ten annual installments and/or a single lump sum payment. Distributions from the Interest Accrual Account are made in cash and distributions from the Stock Equivalent Sub-Account and Restricted Stock Unit Sub-Account are made in the form of whole shares of Mattel Common Stock and cash for any fractional shares. On a Change in Control (as defined in the Directors Plan) participants will receive a distribution of all amounts remaining in their account in a lump sum payment and all deferrals shall cease.

Mattel reserves the right to amend or terminate the Directors Plan, provided that such amendment or termination does not result in any reduction of a participant’s account balance, including previous earnings or losses, as of the date of such amendment or termination.

Item 8.	Exhibits.

See Index to Exhibits on page 6.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on March 21, 2013.

MATTEL, INC., a Delaware corporation

By:
/s/ KEVIN M. FARR
Name:	Kevin M. Farr

Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Bryan Stockton, Robert Normile and Andrew M. Paalborg, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments to this Registration Statement to which this power of attorney is attached, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as they might and could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ BRYAN G. STOCKTON Bryan G. Stockton	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	March 21, 2013

/s/ KEVIN M. FARR Kevin M. Farr	Chief Financial Officer (principal financial officer)	March 21, 2013

/s/ H. SCOTT TOPHAM H. Scott Topham	Senior Vice President and Corporate Controller (principal accounting officer)	March 21, 2013

/s/ MICHAEL J. DOLAN Michael J. Dolan	Director	March 12, 2013

/S/ TREVOR A. EDWARDS Trevor A. Edwards	Director	March 13, 2013

/S/ DR. FRANCES D. FERGUSSON Dr. Frances D. Fergusson	Director	March 21, 2013

/S/ DOMINIC NG Dominic Ng	Director	March 21, 2013

/S/ VASANT M. PRABHU Vasant M. Prabhu	Director	March 21, 2013

Dr. Andrea L. Rich	Director

/S/ DEAN A. SCARBOROUGH Dean A. Scarborough	Director	March 21, 2013

Christopher A. Sinclair	Director

Dirk Van de Put	Director

/S/ KATHY WHITE LOYD Kathy White Loyd	Director	March 21, 2013

INDEX TO EXHIBITS

Incorporated by Reference

Sequentially Numbered Exhibit	Description	Form	File No.	Exhibit(s)	Filing Date

+5.1	Opinion of Andrew M. Paalborg, Esq.

+23.1	Consent of PricewaterhouseCoopers LLP

+23.2	Consent of Andrew M. Paalborg, Esq. (included in Exhibit 5.1)

+24.1	Power of Attorney with respect to Mattel (see page 4)

99.1	Mattel, Inc. Deferred Compensation and PIP Excess Plan (Post-2004)	10-Q	001-05647	10.1	October 24, 2008

99.2	Mattel, Inc. Deferred Compensation Plan for Non-Employee Directors (as amended and restated effective January 1, 2009)	10-K	001-05647	10.35	February 26, 2009

+     Filed herewith.